Exhibit No. 11 Statement re Computation of Earnings Per Share


                                             Year Ended
                                          December 31, 1998

Net income                                  $  8,150,044
                                              ==========

Weighted average shares outstanding            8,596,884
                                               =========

Basic earnings per share                    $       0.95
                                               =========

Weighted average shares outstanding            8,596,884

Additional diluted shares from assumed
  conversions of options and warrants            561,919
                                               ---------
Adjusted weighted average shares
  outstanding                                  9,158,803
                                               =========

Diluted earnings per share                  $       0.89
                                               =========